Exhibit 99.2

                  Trading Under the Symbol: ISDR

Transcript of

Sachem Capital

Third Quarter 2019 Business Update Call

November 15, 2019

Participants

David Waldman – Investor Relations

John Villano CPA - Co-Chief Executive Officer, and Chief Financial Officer

Analysts

Ben Zucker – Aegis Capital

Jim Altschul – Aviation Advisory Service

Jordan Grode

Presentation

Operator

Good day, ladies and gentlemen, and welcome to the Sachem Capital Third Quarter 2019 conference call. All lines have been placed on a listen-only mode, and the floor will be open for questions and comments following the presentation. [Operator instructions].

At this time, it is my pleasure to turn the floor over to your host, David Waldman, Investor Relations. Sir, the floor is yours.

David Waldman – Investor Relations

Good morning, and thank you for joining Sachem Capital Corp’s Third Quarter 2019 conference call. On the call with us today is John Villano, CPA, Co-Chief Executive Officer, and Chief Financial Officer of Sachem Capital. Yesterday, November 14th, the company announced its operating results for the three- and nine-months period ended September 30, 2019 and its financial condition as of that date.

The press release is posted on the company’s website, www.sachemcapitalcorp.com. In addition, the company filed its quarterly report on Form 10-Q with the U.S. Securities and Exchange Commission on November 14th which can also be accessed on the company’s website as well as the SEC’s website at www.sec.gov. If you have any questions after the call or would like any additional information about the company, please contact Crescendo Communications at 212-671-1020.

Before Mr. Villano reviews the company’s operating results for the third quarter 2019 and the company’s financial condition as of September 30, 2019, we would like to remind everyone that this conference call may contain forward-looking statements.

All statements other than statements of historical facts contained in this conference call, including statements regarding our future results of operations and financial position, strategy, and plans and our expectations for future operations are forward-looking statements. The words “anticipate,” “estimate,” “expect,” “project,” “plan,” “seek,” “intend,” “believe,” “may,” “might,” “will,” “should,” “could,” “likely,” “continue,” ‘design,” and the negative of such terms and other words and terms of similar expressions are intended to identify forward-looking statements.

Trading Under the Symbol: ISDR	Transcript: Sachem Capital Third Quarter 2019 Business Update Call November 15, 2019

These forward-looking statements are based largely on the company’s current expectations and projections about future events and trends that it believes may affect its financial condition, results of operations, strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to several risks, uncertainties, and assumptions, as described in the company’s Form 10-Q for the third quarter of 2019 filed with the U.S. Securities and Exchange Commission filed on November 14, 2019 as well as the company’s Form 10-K filed on March 29, 2019.

Because of these risks, uncertainties, and assumptions, the forward-looking events and circumstances discussed in this conference call may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Although the company believes the expectations reflected in the forward-looking statements are reasonable, they cannot guarantee future results, level of activity, performance or achievements.

In addition, neither the company nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. The company disclaims any duty to update any of these forward-looking statements. All forward looking statements attributable to the company are expressly qualified in their entirety by these cautionary statements as well as others made in this conference call. You should evaluate all forward-looking statements made by the company in the context of these risks and uncertainties.

With that, I’ll now turn the call over to John Villano. Please go ahead, John.

John Villano, CPA – Co-Chief Executive Officer, and Chief Financial Officer

Thank you, David, and thanks to everyone for joining us today. The past two quarters have been a transformative period for our company. I am pleased to report the restructuring and recapitalization of our balance sheet is working as planned.

Revenue for the third quarter of 2019 increased 10.7% to $3.4 million, and net income for the third quarter of 2019 increased 4.7% to $2.1 million compared to the same period last year. Sequentially, our earnings per share for the third quarter was $0.10 compared to $0.06 per share for the second quarter of 2019. We believe these improved results validate our strategy to restructure the balance sheet, as we have started to deploy the capital we have raised.

Importantly, we finished the quarter with $11 million of cash on our balance sheet, and now have approximately $40 million of capital available as a result of our recent closed note offering. We are well capitalized, with a much stronger balance sheet and flexibility to execute on our strategy.

From a macro perspective, we are seeing more competition in the market, with low rates, high loan to values, aggressive pricing, and generally less stringent lending criteria. That said, we’re not going to chase these loans as we continue to be highly selective as we review lending opportunities. Now with more capital, we’re putting more muscle into our marketing engine.

The first half of the year was somewhat constrained, as you know, due to capital restrictions. At the same time, we’re looking at opportunities outside our traditional geographic focus where we see good borrowers and attractive loan to value prospects.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Third Quarter 2019 Business Update Call November 15, 2019

Overall, the demand for our products and services remains strong, giving us tremendous confidence in terms of revenue, growth and profitability, as well as strength of our portfolio. We have built a highly scalable business model to drive increased cash flow and profitability which will continue to drive top line growth in the years ahead.

I’d like to take a moment to provide a quick recap on our restructuring activities during the year and why we believe we are so well positioned. First, we completed two separate issues of unsecured, unsubordinated five-year term fixed rate notes, one in the aggregate principal amount of $23.7 million at 7.125% and one in the aggregate principal amount of $30 million at 6.875%.

We also raised $32 million in gross proceeds from the sale of equity securities significantly strengthening our balance sheet. The additional equity coupled with our bond offerings allowed us to replace our secured variable rate $35 million revolving credit facility and provided us a war chest of capital to fund new loans.

By replacing our credit facility, we have reduced the significant banking charges and personnel costs related to the servicing of this facility. We also eliminated the risk associated with variable rate insurance. More importantly, we relieved ourselves of onerous loan covenants providing us greater flexibility to lend capital where we have compelling loan to value prospects.

By replacing the credit facility, we also reduced our credit exposure and are not limited to investing in a single asset class, the residential fix-and-flip market. This market is highly fluid with high loan turnover and is arguably overpriced compared to other opportunities. We now have the flexibility to lend capital where we believe we have the most compelling loan to value prospects.

We saw the short-term negative effects of this restructuring in our results of operations for the second quarter and to some extent in the third quarter as well. The restructuring process certainly did not help loan growth. We are now better positioned to start deploying capital and will soon regain our stride.

However, as I mentioned earlier, we have a much stronger balance sheet and have begun to deploy this capital. These factors support positive results for the future.

Finally, as a result of the equity capital raised, the number of our common shares outstanding increased by 6.6 million since year-end 2018. This adversely impacted our earnings per share. However, we’re clearly back on track with improving net income.

This is evident when you sequentially compare our third quarter 2019 earnings of $0.10 per share versus our second quarter 2019 earnings of $0.06 per share. The deployment of capital from the most recent non-dilutive note offering will have a very positive effect on earnings per share.

With all that as background, we continue to believe the key factors to our success are: first, disciplined underwriting and extensive due diligence; second, a flexible approach to structuring loans; and, finally, diligent monitoring of our loan portfolio and constant borrower contact.

Turning to our operating results for the third quarter of 2019, total revenue for the three months ended September 30, 2019 was approximately $3.4 million compared to approximately $3.1 million for the three months ended September 30, 2018. This increase was approximately 10.7%.

Interest income was higher by approximately $171,000. Origination fees were higher by approximately $114,000, and other income was higher by approximately $178,000 compared to the 2018 period. These increases were offset by reductions of approximately $107,000 in gains on the sale of real estate and approximately $42,000 in late fee income.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Third Quarter 2019 Business Update Call November 15, 2019

Total operating cost and expenses for the three months ended September 30, 2019 were approximately $1.3 million compared to $1.1 million for the three months ended September 30, 2018. This increase is approximately 18.2%. The increase in operating cost and expenses is primarily attributable to increases in interest and amortization of deferred financing costs of approximately $44,000, reflecting the increase in our mortgage loan portfolio.

Professional fees increased by $51,000, and compensation fees and taxes of approximately $132,000 offset by decreases in stock-based compensation of approximately $25,000 and general and administrative expenses of approximately $11,000. Net income for the three months ended September 30, 2019 was approximately $2.1 million or $0.10 per share compared to $2 million or $0.13 per share for the three months ended September 30, 2018. Net income per share for the three months ended September 30, 2019 was adversely impacted by the additional 5.9 million weighted shares outstanding during the quarter.

Total revenue for the nine months ended September 30, 2019 was approximately $9.8 million compared to approximately $8.8 million for the nine months ended September 30, 2018, an increase of approximately $980,000 or 11.1%. The increase in revenue is a result of increased lending operations.

Interest income for the first nine months of 2019 was approximately $7.5 million, origination fees were approximately $1.2 million, and other income was approximately $650,000. In comparison, interest income was approximately $6.6 million, net origination fees were approximately $1.1 million, and other income was approximately $675,000 for the nine months ended September 30, 2018. Fee income increased by approximately $61,000. These increases were offset in part by a reduction in gain on the sale of real estate of approximately $100,000.

Total operating cost and expenses for the nine months ended September 30, 2019 were approximately $4.5 million compared to $2.7 million for the nine months ended September 30, 2018, an increase of approximately 70%. The increase in operating cost and expenses is primarily attributable to $780,000 of expense incurred in connection with the termination of the Webster credit facility. In addition to this expense being a nonrecurring charge, approximately $440,000 of that amount represents a write-off of unamortized deferred financing cost, a noncash item.

Interest and amortization of deferred financing cost increased approximately $512,000, reflecting the increase in the mortgage loan portfolio as well as an increase in the interest rate on our Webster facility and the slightly higher cost of capital on our unsecured bonds. Compensation expense increased by $423,000, including stock-based compensation, and finally, general and administrative expenses increased $87,000.

Net income for the nine months ended September 30, 2019 was approximately $5.3 million or $0.30 per share. In comparison, net income for the nine months ended September 30, 2018 was $6.1 million or $0.40 per share. Net income per share for the nine months ended September 30, 2019 was adversely impacted by an additional 2.2 million weighted shares outstanding during the quarter.

Turning now to our balance sheet as of September 30, 2019, total assets were approximately $109 million compared to approximately $86 million as of December 31, 2018. Our loan portfolio was approximately $89 million compared to approximately $78 million as of December 21, 2018. Interest and fees receivable from borrowers remain consistent at $1.4 million when compared to December 31, 2018.

Real estate owned increased to $5.3 million from $2.9 million as of December 31, 2018. Sequentially, real estate owned was $4.9 million as of June 30, 2019. Of the $5.3 million in real estate owned, approximately $900,000 is classified as real estate held for rental and $4.4 million as real estate held for sale. All ten properties held for sale on September 30, 2019 are being actively marketed, and we are working hard to move several of these under contract properties by year-end.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Third Quarter 2019 Business Update Call November 15, 2019

Total liabilities were approximately $25 million compared to total liabilities of approximately $33.2 million as of December 31, 2018. Liabilities at September 30, 2019 include $22.4 million of notes which reflect $23.7 million aggregate principal amount net of approximately $1.4 million of deferred financing cost as well as a $788,000 mortgage payable on our corporate headquarters.

Shareholders’ equity was approximately $84.3 million compared to approximately $52.8 million as of December 31, 2018. The increase of approximately $31.5 million reflects an $850,000 increase in retained earnings and a $30.6 million increase in paid-in capital. Paid-in capital increased by aggregate net proceeds of approximately $19.8 million from selling common shares in an after-market offering, which as previously noted were used to pay down the balance on the Webster facility, and $10.7 million from the sale of common stock from our equity public offering in July.

In terms of cash flow, net cash provided by operations in the first nine months of 2019 increased by approximately 94.2% to $7.3 million compared to the first nine months of 2018. Also, in October of 2019, we paid a dividend of $0.12 per share. The total amount of the dividend payment was approximately $2.65 million. This dividend payout reflects not only our financial performance, but also our confidence in the outlook for 2019 and beyond as well as our commitment to providing investors attractive risk adjusted returns.

To wrap up, I am pleased with our operating results and revenue for the third quarter of 2019, increasing 10.7% to $3.4 million and net income increasing 4.7% to $2.1 million. Sequentially, our earnings per share for the third quarter increased to $0.10 compared to $0.06 for the second quarter of 2019. We believe this reflects positively on our business strategy.

More importantly, we have approximately $40 million of available capital after taking into account the proceeds from our recent note offering. We hope to deploy a considerable portion of this capital by year-end. In terms of revenue growth and profitability, we believe we are well-positioned heading into the fourth quarter and into 2020.

We believe our lending platform is solid and sustainable given our strict underwriting criteria and extensive due diligence. The demand for our loan products and services remains strong. As a result, we are more encouraged than ever by the outlook for our business and remain fully committed to our goal of providing investors attractive risk-adjusted returns.

I would like to thank you all for joining the call today. At this point, we would like to open the call to questions.

Operator

Thank you. The floor is now open for questions. [Operator instructions]. Our first question comes from Ben Zucker from Aegis Capital. Go ahead, Ben.

Q: Thanks. Good morning, John. Thanks for taking my question. I may bounce around a little bit here, but I heard you mention some possible expansion into new geographies. Could you tell us what areas that might include and what your current strategy is for breaking into those markets?

John Villano, CPA – Co-Chief Executive Officer, and Chief Financial Officer

I’m going to backtrack on your question, Ben. Expansion is at the top of the list here. We have a commitment from our board to grow beyond our boundaries. We are exploring opportunities in other locations other than Connecticut, New York and Massachusetts. At this point, I can’t really [point to] an opportunity because we’re not even really at the letter of intent stages. As they say, the world is open here, and with our board behind us and significant capital, we can move in many directions.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Third Quarter 2019 Business Update Call November 15, 2019

But I will say this, expansion will be slow. It will be steady. We will be under control. We are going to test markets as opposed to fund aggressively, and we’re going to try to take the strategy to help make Sachem a great company and try to put a multiplier on it. And in truth, we’re trying to cultivate small Sachems in other areas. That’s kind of where we’re at.

Q: That’s helpful. It sounds like you’re kind of teeing up the idea, so that investors and people shouldn’t be surprised if we see something popping up outside of what’s kind of been your historical target market.

John Villano, CPA – Co-Chief Executive Officer, and Chief Financial Officer

Ben, in truth, it’s hard to find the right culture in other places, and that’s key for us. We can have money. We can go haphazard, buy crazy stuff. That’s not how we play. We want to buy a culture that fits with us. We like profits. We have to see our way to the exit should the move into an area doesn’t work, so there’s a lot of things we’re considering here. And while our space is very aggressive, Wall Street is aggressive in our space, we move a little slower and we’re a little more conservative than that.

We put a lot of faith in our shareholders to follow us there. We’re going to be very respective of the capital that they’ve given us, and it’s going to take some time. But we have board approvals to grow, and so we’re going to take that very seriously.

Q: It sounds like you guys are being very thoughtful about the process. I think I also heard you mention maybe looking at some other types of lending outside of the fix-and-flip residential. Would that be kind of along the lines of like the commercial bridge lending that already makes up like a quarter of your portfolio, something like that type of loan product?

John Villano, CPA – Co-Chief Executive Officer, and Chief Financial Officer

The general answer is yes. We are seeing a lot of different types of things here. While resi fix-and-flip is and will remain our staple, that’s how we build our company, we are a small balance fix-and-flip lender, sometimes we see opportunities that in the past a commercial transaction or a commercial building didn’t fit our borrowing base, even though it was a great loan, it constrained capital for us. And so now we’re looking at these. We have the ability. We don’t have bank constraints. These different things, these commercial projects, they come better collateralized than the resi fix-and-flip deal, and that’s kind of why we like them.

And secondly, the banks are not able to really get comfortable with anything other than residential fix-and-flip. So, we think if we landed in that space, sooner or later the banks will come around, and they’ll increase the liquidity in the space. But for right now, we see a lot of great opportunities. These deals are well collateralized, and we get better pricing.

Q: That sounds great, and I guess you just touched on pricing. That was going to be my follow up on that. So, drilling down a little bit into maybe more specific stuff for you guys, on a historical basis, do you have any maybe rough estimate of what percent of your scheduled maturities actually get repaid at their maturity date versus some kind of borrower extension? I’m just trying to get a feel for, obviously, when you guys extend a loan, it goes through a re-underwriting process, and you guys are able to pick up some additional fees, so I’m just trying to think from a modeling perspective how to view upcoming maturity schedules.

John Villano, CPA – Co-Chief Executive Officer, and Chief Financial Officer

That’s a great question. I think there is a reference to it in our K. I don’t recall that number, but what I can tell you is that the velocity and the flow of money in the residential fix-and-flip market right now, the money’s moving very quickly. And what it does for us is we make a loan in January, and it’s paid off in March or April, so we’re not getting good traction, a good term really to earn some significant profits on that loan where we’d like to be. So, we’re getting our capital back quickly, and we have to look for another opportunity.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Third Quarter 2019 Business Update Call November 15, 2019

And that’s the big difference between today and what we probably saw four years ago, where our average maturity on a loan might have been 16 months. So as liquidity is improving in the space, our loan term now is under 12 months, so these loans are moving fairly quickly. Our underwriting is busy trying to replace the payoffs, and payoffs are significant. It means we’re making good loans as well, but we’d like to have our money stay out, as they say, on the street a little bit longer.

Q: And maybe the bridge to commercial space will help with getting us at least a little bit more duration on your paper so you’re not as constantly on the proverbial hamster wheel in that regard.

John Villano, CPA – Co-Chief Executive Officer, and Chief Financial Officer

That’s exactly right.

Q: Can we just quickly talk about the foreclosure process a little bit. Obviously, that’s a natural part of your business, and I like that we keep seeing net gains on your REOs sold. It gives comfort that the credit underwriting is still right, and you haven’t had to take write-downs on that. But just from a timeline perspective, I’d love to get a sense of like when the asset goes on non-accrual and the foreclosure process is initiated to when you get control of the asset and eventually monetize it, like soups and nuts, how long of a process can that be because I understand some foreclosure laws can be kind of restrictive?

John Villano, CPA – Co-Chief Executive Officer, and Chief Financial Officer

In Connecticut, our foreclosure process is very daunting. It is truly a borrower protection state, and the borrower has an awful lot of mechanisms to delay the process. In the end, the process ends up the same. The lender gets the property, the borrower is out, he pays the legal fee, he may have taken some rents during the period, but in the end, after perhaps 18 months, we have the ability to get a property as the seller.

We sold some REO. Just recently, as mentioned in our Q, we sold two properties. We also have two contracts totaling approximately $1 million on REO stuff. The borrower runs into bankruptcy court and files on the date of the sale. He claimed he had a vested interest in the property.

In the end, we’ll sell the property. We’ll be fine. The problem is the courts allow the delay game to play out, and unfortunately, you can’t speed it up. We’re on top of it. We have in-house counsel that spends some portion of his day tracking this stuff, and the process is just very slow, very, very slow.

Q: I hear you there. Listen, I’ve hogged enough of the time. I have a couple more, but I’ll see if there’s anyone out there. And then I’ll hop back in the queue. Thanks, John.

John Villano, CPA – Co-Chief Executive Officer, and Chief Financial Officer

Okay.

Operator

[Operator instructions]. Our next question comes from Jim Altschul from AVN Advisory. Go ahead, Jim.

Q: Good morning. It’s Aviation Advisory Service, but AVN’s close. I apologize, I have not read the 10-Q, and I dialed in a little late because I was finishing up another meeting. So, you may have covered these things, but I want to follow up on this whole question of owned real estate. Also, apart from the owned real estate, as of September 30th, did you have any nonperforming loans?

John Villano, CPA – Co-Chief Executive Officer, and Chief Financial Officer

Once a loan goes nonperforming, it’s listed as foreclosure, and that is in the Q.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Third Quarter 2019 Business Update Call November 15, 2019

Q: Now, in the press release, you didn’t have as much in the way of gains on sale of real estate as you did in the prior nine months or prior quarter. Was that because in this period you didn’t have any sales or you didn’t have gains when you sold something?

John Villano, CPA – Co-Chief Executive Officer, and Chief Financial Officer

Jim, when we get a property back, we focus less on making a gain. So, let me explain. The gain in the prior quarter was we saw property. We actually went out and purchased it. We bought this property, and then sold it. It had a gain. So, it was not a foreclosure property that [overlapping voices] gain.

So, when a property goes bad, when the borrower, he doesn’t return phone calls, we send it off to the attorneys. Our goal at that point in time is we make sure we insure the property. We make sure the attorneys don’t drop the ball in the process. As you’ve heard, it does take a long time. And the idea here is at that point, the minute the borrower is served, he stops taking care of the property. He stops paying real estate taxes, stops paying insurance. Even though our max LTV is 70%, when we get this property back, we are looking for a breakeven.

The cost to return properties is a big deal. Legal fees and taxes are huge, and so our goal is not so much to take them back and flip them out. What we’re doing is we evaluate whether we’re going to sell it as-is or if we invest some money to fix it will we get more money for the money we’ve invested. And we make that decision relatively quickly, and then off we go.

A lot of times these properties come back, and they’re in pretty tough shape. And so our equity gets eaten up pretty good. We’re looking for a breakeven on the sale.

Q: And you mentioned you have two properties under contract.

John Villano, CPA – Co-Chief Executive Officer, and Chief Financial Officer

I think there’s actually more. So, in our REO, we have a $1 million loan that we actually bought. We bought it from a loan servicer. It was in trouble. We bought it at a huge discount. We then added additional collateral to that loan, and now, we own all four properties. And this is the one guy we just talked about where we have two contracts, so we’re going to get our money out with the sale of two properties. He runs into bankruptcy court, and he jams us up for another month.

The rules of the game are not fair to lenders, and these guys and their attorneys, they play it very well. So, we will make, Jim, a purchase of an asset, whether it be a building or a note if we think there’s a small upside to it. Like we sold that property, we made $100,000. We bought this note at a $500,000 discount. It was a $1.5 million note with Bay View. We paid just under $1 million, and then we got additional collateral to give the borrower a chance. And now he’s in trouble. So, it’s probably going to end up very well for us. It just takes a long time.

Q: What I was getting at with that is with regards with the properties that were under contract, do you anticipate there is some high price in what you think you’re going to have to spend or you’ll at least come out even?

John Villano, CPA – Co-Chief Executive Officer, and Chief Financial Officer

Yes, so even though we lend at 70%, we don’t look at that is gravy if a property comes back. The cost to recover our capital, to get ownership of that property, is significant, and that’s why we’re at 70% and a lot of the other lenders are at 80%, 90%, 85%. We think they’re in trouble if that loan goes bad. [Overlapping voices].

Q: My big concern is that you not lose money. I mean it’d be nice if you get a gain, but that’s not what I’m looking for in the process of it. It sounds like based on the contract prices you think you’ll break even.

John Villano, CPA – Co-Chief Executive Officer, and Chief Financial Officer

Yes, and historically, and you’ll see this more in our K, I think since inception we did $250 million of loans. Please don’t quote me on that number. Our loss percentage is about one-tenth of 1%.

Q: That’s very impressive.

John Villano, CPA – Co-Chief Executive Officer, and Chief Financial Officer

We had a good market. So, the real estate market was moving, and so it was a good market. But historically, we’ve done very well with the managing of a distressed property.

Q: Thank you very much for your detailed answers to my questions.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Third Quarter 2019 Business Update Call November 15, 2019

John Villano, CPA – Co-Chief Executive Officer, and Chief Financial Officer

Thank you.

Operator

And our next question comes from Jordan Grode [ph]. Go ahead, Jordan.

Q: Good morning, John. Thanks for taking my question.

John Villano, CPA – Co-Chief Executive Officer, and Chief Financial Officer

Good morning.

Q: I wanted to ask you about the rise in both REO and in the value of loans that are under default as reported on the Q as a percentage of the portfolio. To what factors can we attribute these increases, and do you think they’ll continue rising?

John Villano, CPA – Co-Chief Executive Officer, and Chief Financial Officer

First, let me tell you where I think the market is, and then I’m going to tell you what we’re doing in house that causes some of this. We all know this real estate market has kind of been chugging along really good here since about 2009, 2010, and prices are getting higher. There’s liquidity in the space. Again, this is our company perspective, we probably think we’re in the seventh inning of a nine inning game.

So now, with that being said, we are quick on the trigger to send a default letter. So, we have a three strike rule. You miss three payments or you miss two payments and your insurance lapses by mistake or any one of those things, we move very quickly. And in the Q it’s not a very comfortable paragraph to read.

We make a lot of money on this stuff, and again, we have to go back to historical results on bad deals. Once a loan goes into default, the company earns 18% on their investment, so our generic portfolio-wide rate is 12%. As soon as that borrower goes into some form of default, that rate goes to 18%.

Do we collect the 18% all the time? The answer is no. We do collect a good portion of it, and in many cases it’s negotiated for a better result for our company. So, we actually turn a default situation into a profit center for us. Nothing more. We’re quick on the trigger. We’re not going to game it and keep funding this guy to make this thing work. If you’re missing payments, you’re missing payments, and that’s where we’re at. It’s very cut and dry here.

Q: And would you say that you’re acting more quickly than you had been acting a year ago?

John Villano, CPA – Co-Chief Executive Officer, and Chief Financial Officer

For sure. One of the bigger problems our developers are seeing is the availability to get good help to complete jobs. The market’s pretty robust, even in Connecticut. The market is robust. There’s a limited amount of quality contractors, so we’re seeing on these jobs that are running into default, it’s not that the property is bad, the developer or the GC is having trouble getting his contractors to come in in a timely manner.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Third Quarter 2019 Business Update Call November 15, 2019

And really, what happens now is the interest starts chopping into his profits, and if the town steps in, if there’s a zoning issue, things like that. So, if a project starts off and it’s not manned property or if there’s a zoning issue, that’s how these things get out of control very quickly.

I’m saying we’re not having a property value issue. We’re having performance issue. We will stop a construction draw if the work’s not done, and now all of a sudden you may have a problem loan, because [the contractor didn’t] finish what he was supposed to do.

Q: Make sense, and one quick question, I wanted to get some clarity on the due from borrowers’ line. I think it has been fluctuating a lot in the cash flow statements lately. What is that exactly?

John Villano, CPA – Co-Chief Executive Officer, and Chief Financial Officer

If for example, someone is not current on their taxes, if we fund a construction draw, if they owe us money, if for some reason we modify a loan for them, so on some of our loans it goes past the 12 months term. We modify the loan. That’s where it goes.

So, what you may see in the future is a reclassification of due from borrowers to the notes receivable. These are really note receivable charges, and they are collectable. So, if we have to do an appraisal, it’s a borrower charge.

You get what I’m saying? So, anything we do to support the borrower in any way goes there, and again, this is a nice little profit center for us. But I think in the future, and this is talking to our accountants, we may be moving this into the mortgage receivable line. You’re not the first person that has raised this question.

Q: Excellent. Thanks for the clarification today.

Operator

And our next question comes from Ben Zucker from Aegis. Go ahead, Ben.

Q: Thanks for letting me back in the queue, John. Just real quickly, liquidity, we can see the $11 million at quarter-end, and you raised $30 million gross just a few weeks ago. Would you be able to offer any kind of insight into when you feel like you guys might be at some kind of year or full deployment? Would something around the middle of 2020 be a fair estimate understanding that repayments are very difficult if not nearly impossible to predict?

John Villano, CPA – Co-Chief Executive Officer, and Chief Financial Officer

Right now, the repayments are really screwing up our growth plans, honestly. As fast as we’re putting money on the street, we’re getting money back. So, our portfolio is not growing as rapidly as we like, but what’s kind of interesting is when the world sees that you raise a significant amount of money, all of a sudden, we have a lot of demand for those $30 million. Our average loan size is somewhere between $200,000 and $250,000, and these loans are $1 million, $900,000, $1.2 million. It’s kind of interesting, and so we’re starting to see a demand of a bigger loan size.

Ben, if I wanted to I could put this $30 million to work by Thanksgiving. Not how we’re going to play this. We want to stay true to what we’ve done to get here. We’re a small balance lender. We are going to start sprinkling larger loans. The key here is they have to go through our basic diligence. We can’t just throw money to work to save on the interest, so to reduce our interest exposure on the bond and then hope not to have a bad loan in the future. We’re not going to play that game.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Third Quarter 2019 Business Update Call November 15, 2019

So, we want good stuff. We’ll put it out there. I think you might be looking at the second quarter. I would be very happy with that, but again, it could happen in March as well. You just don’t know the next deal coming in the door which makes budgeting cash flow kind of tough.

Q: It really is, and I was going to mention the average balance of your loan portfolio has been remarkably stable over time. And obviously, as you get more capital, there’s an ability to swim upstream and look at some larger loans which helps you put capital to work.

But as you started mentioning, you have to make sure you like the asset and the credit because then those loans might take up on outsized portion of your equity capital. Again, it just sounds like you’re being thoughtful about that. Again, the commercial bucket and moving outside of fix-and-flip might also help you get duration just carrying the loan along the lines of your earlier comments.

John Villano, CPA – Co-Chief Executive Officer, and Chief Financial Officer

Duration is one of our bigger problems now.

Q: And then just real quickly would you be willing to provide some color on what your subsequent origination and repayment activity has looked like this far, and I totally understand if you don’t want to provide that information. But thought I’d ask.

John Villano, CPA – Co-Chief Executive Officer, and Chief Financial Officer

So, I’m going to say this very generally, and I think I touched on it a few times. Loan growth, it’s not flat. The loan growth is positive. It’s not as positive as I would like to see it, and for every loan we’re putting out, we’re getting $0.85 back. So, we’re seeing significant repayment.

Q: That is helpful. Thanks again for taking all of my questions, John. Appreciate it.

John Villano, CPA – Co-Chief Executive Officer, and Chief Financial Officer

Okay, Ben. Thank you.

Operator

And that appears to be all of the questions at this time. I would now like to turn the floor back to John Villano. Sir, go ahead.

John Villano, CPA – Co-Chief Executive Officer, and Chief Financial Officer

Thank you. I’m finished with this call. I appreciate all the questions. They were very thoughtful.

David, do you have anything else to add?

David Waldman – Investor Relations

Thank you all for joining us, and if anyone has any follow-up questions, feel free to reach out. Our lines are always open.

John Villano, CPA – Co-Chief Executive Officer, and Chief Financial Officer

Okay. Thank you all.

Operator

Thank you. This does conclude today’s conference. We thank you for your participation. You may disconnect your lines at this time and have a wonderful day.

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